Exhibit 99.1

FOR IMMEDIATE RELEASE

Lumos Pharma Reports First Quarter 2020 Results and Provides Update on Clinical and Corporate Activities

–	Lumos Pharma expects to initiate its Phase 2b LUM-201 trial in Pediatric Growth Hormone Deficiency (PGHD) prior to the end of 2020

–	Additional non-dilutive funds expected from anticipated monetization of priority review voucher (PRV)

–	Cash on hand expected to fund current operations through Phase 2b trial read-out
AUSTIN, TX, May 28, 2020  - Lumos Pharma, Inc. (NASDAQ:LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases announced its financial results for the first quarter ended March 31, 2020 and provided an update on clinical activities.
“This has been an exciting and busy time for Lumos Pharma,” commented Rick Hawkins, Chairman, CEO and President. “With the recent close of our merger, the Company continues to execute its strategy to develop its oral therapeutic candidate, LUM-201, for pediatric growth hormone deficiency. Furthermore, we are now engaging in activities that we hope will lead to the expansion of our pipeline through the licensure of other rare disease assets. While we acknowledge that the worldwide coronavirus pandemic will adversely impact the conduct of our Phase 2b clinical trial, with our strong balance sheet and expected non-dilutive funds from the monetization of our priority review voucher, we believe Lumos Pharma is well positioned to execute on our clinical and business development plans.”
Clinical Update and COVID-19 Impact
Phase 2b trial of LUM-201 in Pediatric Growth Hormone Deficiency (PGHD) - Lumos Pharma continues to prioritize the clinical development of LUM-201, its orally administered therapeutic candidate for a subset of children with PGHD. The Company is proceeding with the necessary steps to initiate this trial, from site preparation through readying the clinical drug supply. The coronavirus pandemic, however, has caused pervasive interruptions to clinical trials industrywide. Facing similar near-term impediments, the Company now expects to initiate its Phase 2b clinical trial in PGHD prior to the end of 2020 with the possibility of further delays should the pandemic persist.
Pipeline Expansion - The Company is also actively pursuing other business development opportunities to expand its rare disease portfolio. With an experienced team in place, we believe we are well-positioned to be successful in our pursuit of opportunities to expand our pipeline and build shareholder value.
Corporate Update
Completion of Merger - On March 18, 2020, the merger of privately held Lumos Pharma, Inc. with publicly listed NewLink Genetics Corporation was completed, and a 1-for-9 reverse stock split was effected, upon an overwhelmingly favorable vote by the stockholders of NewLink Genetics. In conjunction with the transaction, NewLink Genetics assumed the name Lumos Pharma, Inc. and on March 19, 2020 began trading on the Nasdaq under the symbol “LUMO.”
New Board of Directors Formed - Upon the completion of the merger, the new Board of Directors of Lumos Pharma, Inc. was formed. Members include Rick Hawkins, CEO; Emmett T. Cunningham, Jr., M.D., Ph.D., Senior Managing Director, Blackstone Life Sciences group; Kevin Lalande, Co-founder and Managing Director, Santé Ventures; Lota S. Zoth, Chairman, Zymeworks and former CFO, MedImmune; Thomas A. Raffin, M.D., co-founder and partner, Telegraph Hill Partners and Professor Emeritus, Stanford School of Medicine; and Chad Johnson, General Counsel, Stine Seed Company. Subsequently, the Board named Rick Hawkins Chairman along with President and CEO and

Exhibit 99.1

appointed its seventh member, Joseph S. McCracken, DVM, MS, currently a director on the boards of Savara, Inc. and Kindred Biosciences.
Executive Team Strengthened - Just after the close of Q1, John McKew, PhD, was promoted to the position of Chief Operating Officer and Chief Scientific Officer. Dr. McKew has twenty-seven years of public and private sector experience developing novel therapeutics where he successfully advanced therapies through preclinical and into clinical development. In addition, on May 6, 2020, Aaron Schuchart joined Lumos Pharma as its Chief Business Officer where he will support the Company’s strategy of expanding its pipeline through the addition of other assets. Aaron Schuchart has over twenty years of experience in key leadership roles for both large multinationals and small biotech companies, including Amgen, Novartis Diagnostics/Grifols, and Coherus Biosciences.
Financial Results for the Three-Month Period Ended March 31, 2020 and Updated Cash Guidance
The Coronavirus Aid, Relief, and Economic Security (CARES) Act: To respond to the devastating effect the coronavirus pandemic has had on businesses worldwide, on March 27, 2020, Congress passed The CARES Act to provide rapid financial assistance to American workers, families, and businesses. As a result, the Company’s Q1 2020 financial results include a tax benefit of $4.5 million resulting from changes in the treatment of tax net operating losses under the provisions of The CARES Act and the refund the Company anticipates receiving.
Cash Position: Lumos Pharma ended the quarter on March 31, 2020, with cash and cash equivalents totaling $85.8 million compared to $5.0 million December 31, 2019 and pro forma December 31, 2019 cash of $95.5 million. The Company expects its cash on hand is sufficient to fund current operations through the Phase 2b LUM-201 trial read-out.
R&D Expenses: Research and development expenses for the three months ended March 31, 2020 were $1.9 million, an increase of $450,000 from $1.5 million for the same period in 2019. The increase is primarily due to additional expenses incurred as a result of the Merger including the write-off of the acquired NewLink in-process research and development of $426,000, increase of $84,000 in personnel-related and stock compensation expense, and an increase of $68,000 in equipment and supplies expense, offset by a decrease in research and development consulting of $128,000.
G&A Expenses: General and administrative expenses for the three months ended March 31, 2020 were $3.3 million, an increase of $2.6 million from $683,000 for the same period in 2019. The increase was due primarily to increases of $1.6 million in legal and professional fees incurred mainly related to the Merger, $663,000 in personnel-related expense, $295,000 due to increased operating expenses for rent, supplies, and depreciation and $91,000 due to insurance.
Net Income (Loss): The net income for the three months ended March 31, 2020 was $340,000 compared to a net loss of $2.1 million for the same period in 2019.
Lumos Pharma ended Q1 2020 with 8,292,803 shares outstanding.
Conference Call and Webcast Details
The Company has scheduled a conference call and webcast for 4:30 p.m. ET today to discuss its financial results and to give an update on clinical and business development activities. There will also be a question and answer session following management’s prepared remarks.
Access to the live conference call is available five minutes prior to the start of the call by dialing (855) 469-0612 (U.S.) or (484) 756-4268 (international). The conference call will be webcast live and a link to the webcast can be accessed through the Lumos Pharma website at www.lumos-pharma.com in the "Investors & Media" section under "Events and Presentations" or through this link: https://edge.media-server.com/mmc/p/zjwbodk4. To ensure a timely connection, it is recommended that users register at least 10 minutes prior to the scheduled webcast.  A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and using the passcode 9129999. The replay will be available for two weeks from the date of the call.

Exhibit 99.1

About Lumos Pharma
Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding from leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit www.lumos-pharma.com.
Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of Lumos Pharma, Inc. (the “Company”) that involve substantial risks and uncertainties. All such statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “forecast,” “projected,” "guidance," "upcoming," "will," "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, that we expect to initiate our Phase 2b LUM-201 trial prior to the end of 2020, anticipated monetization of our priority review voucher, that cash on hand is expected to fund current operations through the Phase 2b trial-readout, that we are engaging in activities that we hope will lead to the expansion of our pipeline through the licensure of other rare disease assets, that we believe Lumos Pharma is well positioned to execute on our clinical and business development plans, the refund that we anticipate receiving, the potential of an orally administered treatment regimen for PGHD and other indications, its plans related to execution of clinical trials; plans related to moving additional indications into clinical development; its future financial performance, results of operations, cash position and sufficiency of capital resources to fund its operating requirements; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes due to a number of important factors, including the effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic, the outcome of our future interactions with regulatory authorities, the outcome of our Phase 2b clinical trial for LUM-201, our ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for our operations and to conduct or continue planned clinical development programs, the ability to obtain the necessary patient enrollment for our product candidate in a timely manner, the ability to successfully develop our product candidate, the risks associated with the process of developing, obtaining regulatory approval for and commercializing drug candidates such as LUM-201 that are safe and effective for use as human therapeutics, the timing and ability of Lumos to monetize its priority review voucher and raise additional equity capital as needed and other risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements as discussed in "Risk Factors" and elsewhere in Lumos Pharma’s definitive proxy statement, as amended and filed with the SEC on February 13, 2020, Lumos Pharma’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC. The forward-looking statements in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause their views to change. However, while it may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.
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Exhibit 99.1

Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-648-3757
ir@lumos-pharma.com

Exhibit 99.1

Lumos Pharma, Inc.
Condensed Consolidated Statements
of Operations
(unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Operating Revenues:
Licensing and collaboration revenue	$21	$—
Total operating revenues	21	—
Operating expenses:
Research and development	1,905	1,455
General and administrative	3,331	683
Total operating expenses	5,236	2,138
Loss from operations	(5,215)	(2,138)
Other income and expense:
Miscellaneous expense	136	6
Interest income	4	27
Interest expense	(48)	—
Other income, net	92	33
Net loss before taxes	(5,123)	(2,105)
Income tax benefit	5,463	—
Net income (loss)	$340	$(2,105)
Accretion of preferred stock to current redemption value	(650)	(750)
Net loss attributable to common shareholders	$(310)	$(2,855)

Basic and diluted loss per share	$(0.14)	$(2.13)

Basic and diluted average shares outstanding	2,189,758	1,339,289

Exhibit 99.1

Lumos Pharma, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands, except share and per share amounts)
	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$85,821	$4,952
Prepaid expenses and other current assets	2,318	82
Income tax receivable	4,665	—
Other receivables	355	35
Total current assets	93,159	5,069
Property and equipment, net	1,064	84
Right-of-use asset	812	373
Economic interest in Priority Review Voucher	87,920	—
Total non-current assets	89,796	457
Total assets	$182,955	$5,526
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$2,362	$365
Accrued expenses	7,732	709
PRV-related liability owed to Merck	35,720	—
Current portion of lease liability	926	189
Current portion of notes payable and obligations under capital leases	27	—
Total current liabilities	46,767	1,263
Long-term liabilities:
Royalty obligation payable to Iowa Economic Development Authority	6,000	—
Lease liability	140	191
Deferred tax liability	8,510	—
Total long-term liabilities	14,650	191
Total liabilities	61,417	1,454
Commitments and contingencies:
Series A redeemable convertible preferred stock, $0.0001 par value: Authorized, issued and outstanding shares — 0 and 978,849 at March 31, 2020 and December 31, 2019, respectively	—	21,904
Series B redeemable convertible preferred stock, $0.0001 par value: Authorized, issued and outstanding shares — 0 and 1,989,616 at March 31, 2020 and December 31, 2019, respectively		41,631
Stockholders' equity (deficit):
Blank check preferred stock, $0.01 par value: Authorized shares - 5,000,000 at March 31, 2020 and December 31, 2019, respectively: issued and outstanding shares —0 at March 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value: Authorized shares — 75,000,000 and 36,000,000 at March 31, 2020 and December 31, 2019; issued and outstanding 8,292,803 and 1,177,933 at March 31, 2020 and December 31, 2019, respectively	83	1
Additional paid-in capital	181,443	213
Accumulated deficit	(59,988)	(59,677)
Total stockholders' equity (deficit)	121,538	(59,463)
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$182,955	$5,526